EXHIBIT 99.1



  Onelink4travel Signs Distribution Agreement with Sabre Travel Network Europe


San Francisco, California, July 24, 2004 - One Link 4 Travel, Inc. (OTCBB:OLKT) has signed a distribution agreement with the European arm of Sabre Travel Network, a business unit of Sabre Holdings (NYSE:TSG), that will link the Onelink4travel portal and settlement engine to travel suppliers on the Sabre Global Distribution System (GDS). This follows on the heels of a successful proof of concept connection to the Sabre system, completed in May.

"Our service is designed to marry travel content and travel agents in a global network where everyone benefits," stated Bill Guerin, chairman and chief executive officer of Onelink4travel. "We will soon be able to offer all of the major travel companies that distribute through the Sabre GDS the ability to distribute pre-paid products to travel agents worldwide through the Onelink4travel portal."

Onelink4travel's internet-based platform will provide a seamless business-to-business service for the global travel and tourism industry. The service will provide a link between travel suppliers and travel agents, enabling suppliers to provide easy access to their available inventory and to receive prompt payment electronically for the reservation. Travel agents will receive commissions upfront, for hotel and car rental bookings initially, as they currently do with most scheduled airline bookings.

"After the successful proof of concept connection to the Sabre system, we are very confident about the performance of our seamless payment processing solution for travel agents and travel providers who use the GDS," Guerin added. "We believe that travel agents will enjoy the great scope of commissionable product offerings we will bring to the table, while travel suppliers will be rewarded with increased sales and a lower cost of doing business."

About Sabre Travel Network:

Sabre Travel Network, a unit of Sabre Holdings Corp., (NYSE:TSG), is the leading provider of innovative travel distribution solutions for travel agencies and suppliers. Sabre Travel Network also manages the industry-leading Sabre(R) global distribution system (GDS), where multiple travel providers display information about their products, and warehouse and manage inventory.

The Sabre GDS is a primary component for travel and transportation information for approximately 56,000 travel agencies, major travel suppliers, Fortune 500 companies and travel web sites around the globe. It serves as a distribution source for travel content from more than 400 airlines, approximately 60,000 hotel properties, 37 car rental companies, nine cruise lines, 36 railroads and 232 tour operators.

For more information visit: www.sabre.com

About Onelink4travel:

With headquarters in San Francisco and operations in the United Kingdom, Onelink4travel Inc., (OTCBB:OLKT), will deliver the world's first integrated, Internet-based distribution and financial settlement service for the international travel and tourism industry. Onelink4travel's internet-based platform will allow suppliers of non air travel -- such as car rental, hotels, rail operators, cruise lines, ferries, travel insurance, events promoters and tour operators -- to market their services more efficiently and cost effectively. Onelink4travel Inc. will also market its services through distribution partners that will contribute to expansion of the Company's marketing channels and expedited revenue growth.

For more information visit: www.onelink4travel.com